EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Paul F. Blanchard Jr.

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

Announces the Closing of the Sale of 206 Net Mineral Acres and Associated Royalty Production in New Mexico for $9.3 Million

OKLAHOMA CITY, Nov. 30, 2018– PANHANDLE OIL AND GAS INC. (NYSE: PHX) today reported that on Nov. 30, 2018, it closed on the divestiture of the mineral acreage and associated royalty production announced in its Nov. 5, 2018, press release. The payment of $9.3 million for the 206 net mineral acres ($45,000 per net mineral acre) located in Lea and Eddy Counties, N.M., will initially be used to reduce the Company’s bank debt.

Paul F. Blanchard Jr. commented, “I am very pleased that we closed on the only notable mineral sale in the Company’s 92-year history. This $9.3 million sale represents only 0.08% of the Company’s 258,600 net mineral acres. Panhandle will continue to pursue opportunities to high-grade our assets by strategically monetizing certain mineral rights in transactions such as this. We will continue to add to our mineral portfolio by acquiring mineral acreage in the cores of resource plays with substantial undeveloped opportunities that meet or exceed our corporate return threshold.

“I am also pleased to announce that the 20 drilled uncompleted wells that were acquired in the Company’s August 2018 Bakken mineral purchase are now producing 86 Boe per day. This is significant because the wells are producing at a materially higher rate than projected in our acquisition evaluation and came on more rapidly than projected.”

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral and leasehold acreage-focused capital allocator seeking the highest per share returns while maintaining a conservative net leverage ratio to ensure survivability and prosperity in all business and mineral commodity price cycles. The capital allocation tools include: (i) selective participation in working interest wells on its existing holdings in the highest quality, low-risk projects that are projected to exceed corporate return thresholds; (ii) aggressive leasing of its mineral holdings outside of areas of potential working interest participation; (iii) acquisition of undervalued mineral rights in established resource plays; (iv) divestiture of limited optionality and overvalued mineral rights; (v) payment of quarterly dividends, with optionality for special dividends when available capital exceeds operational requirements and has no other higher shareholder return option for an extended time period; and (vi) repurchase of common shares when the share price trades at a material discount to the company's estimated intrinsic value.

Panhandle’s principal properties are located in Oklahoma, Arkansas, Texas, New Mexico and North Dakota. Additional information on the Company can be found at www.panhandleoilandgas.com.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038